Exhibit 99.1

Genworth Financial Reports First Quarter Net Operating Income Of $0.56 Per Diluted Share

Income From Continuing Operations of $0.27 Per Diluted Share

Richmond, VA (April 24, 2008) – Genworth Financial, Inc. (NYSE: GNW) today reported income from continuing operations for the first quarter of 2008 of $116 million, or $0.27 per diluted share, compared with $314 million, or $0.69 per diluted share, in the first quarter of 2007. Net operating income for the first quarter of 2008 was $244 million, or $0.56 per diluted share, compared to net operating income of $340 million, or $0.75 per diluted share, in the first quarter of 2007.

First quarter net investment losses of $128 million, net of tax and amortization of deferred acquisition costs (DAC), included $121 million of impairments, net of tax, $75 million of which related to sub-prime and Alt-A residential mortgage and asset-backed securities, and $13 million of hedging ineffectiveness on income distribution series products.

	Three months ended March 31 (Unaudited)
	2008		2007
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share

Income from continuing operations	$116	$0.27	$314	$0.69
Net income	$116	$0.27	$324	$0.71
Net operating income[1]	$244	$0.56	$340	$0.75
Weighted average diluted shares	436.8		455.0

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

“Genworth had a challenging quarter with weakness in U.S. housing and financial markets, which impacted results in our U.S. Mortgage Insurance and other domestic product lines, partly offset by solid performance in our international platforms," said Michael D. Fraizer, chairman and chief executive officer. “Recent market and business trends have reinforced the cautious outlook we conveyed to investors in February, and as a result, we are lowering our outlook for full year 2008 operating earnings per diluted share to a range of $2.25 to $2.65. We remain focused on executing key strategic initiatives to position Genworth for improved future performance.”

Highlights

•	International segment earnings increased 10 percent, excluding the benefit from foreign exchange, from strong growth in the company’s established mortgage insurance and payment protection platforms.

•	Wealth management[2] earnings were up 20 percent and assets under management (AUM) grew nine percent despite the highly volatile equity markets.

•	Fee-based retirement income annuities sales grew 43 percent, and total AUM increased 46 percent.

•

Total long term care (LTC) sales increased 19 percent from growing individual long term care sales through the career sales channel, along with increased sales of Medicare supplement and linked benefits products.

•

U.S. Mortgage Insurance flow new insurance written (NIW) more than doubled from strong growth in the mortgage insurance market. Underwriting and guideline changes for risk management effectively limited sales of alternative products such as Alt-A and A minus loans, which represented less than five percent of NIW during the quarter.

•	On April 24th, an approximately 20 percent increase in U.S. Mortgage Insurance flow product pricing was announced.

Segment Results

Net operating income presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes, as well as the results from discontinued operations. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the first quarter of 2008 was a favorable $25 million.

[2]	Wealth management was formerly referred to as managed money.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (in millions)	Q1 08	Q1 07
Wealth Management	$12	$10
Retirement Income
Fee-Based	10	15
Spread-Based	26	31
Life Insurance	65	78
Long Term Care	38	37
Institutional	11	14

Total Retirement and Protection	$162	$185

Sales (in millions)	Q1 08	Q1 07
Wealth Management
Gross Flows	$1,280	$1,712
Net Flows	200	1,281
Retirement Income
Fee-Based	700	544
Spread-Based	651	414
Life Insurance	79	88
Long Term Care	62	52
Institutional	151	622

Assets Under Management[3] (in millions)	Q1 08	Q1 07
Fee-Based[4]	$27,950	$23,920
Spread-Based[5]	30,682	31,565

Total Assets Under Management	$58,632	$55,485

Retirement and Protection earnings decreased 12 percent reflecting a decline in life insurance earnings, the impact of equity market volatility and lower fixed annuity AUM. Wealth management earnings grew 20 percent from a 16 percent increase in average AUM. Net flows remained positive, although down significantly from a year ago, as a result of lower sales and increased redemptions associated with equity market conditions.

Retirement income fee-based earnings declined $5 million reflecting equity market declines that resulted in higher death benefit reserves and accelerated amortization of DAC. In addition, third party service fees were $3 million lower than in the prior year quarter. Income distribution series product sales and AUM both increased over 40 percent.

Retirement income spread-based earnings declined $5 million primarily from 10 percent lower fixed annuity AUM. Sales more than doubled from focused distribution strategies supported by increased wholesaling and improved competitiveness of fixed annuities as compared with bank certificates of deposit.

Life insurance earnings were $65 million. Favorable term life mortality was more than offset by lower persistency on policies coming out of the level-premium period, $4 million higher funding costs associated with the securitization of life reserves and a $4 million unfavorable policy reserve system coding correction. Universal life sales decreased five percent, as 18 percent growth in annual first-year deposits was more than offset by a decline in excess deposits. Term life sales declined 21 percent in a highly competitive market environment.

[3]	Assets under management represent account values, net of reinsurance, and managed third party assets.
[4]	Fee-based includes wealth management and retirement income fee-based businesses.
[5]	Spread-based includes retirement income spread-based and institutional businesses.

Long term care earnings were $38 million reflecting strong new business performance, continued expense productivity, favorable terminations, and $6 million related to an update in factors associated with mortality notifications, partially offset by old block claims performance. Individual LTC sales grew seven percent to $44 million, with strong growth in the career channel, which benefited from the AARP distribution relationship, partially offset by a six percent decrease in independent channel sales.

Institutional earnings were $11 million reflecting stable account values and a product mix shift between guaranteed investment contracts and floating rate funding agreements. In the prior year, results included $3 million of bond call, prepayment and limited partnership distributions.

International

International Net Operating Income (in millions)	Q1 08	Q1 07
Mortgage Insurance
Canada	$75	$55
Australia	47	36
Other International	—	3
Payment Protection	38	29

Total International	$160	$123

International Sales (in billions)	Q1 08	Q1 07
Mortgage Insurance (MI)
Flow
Canada	$4.9	$6.0
Australia	10.4	10.8
Other International	2.3	4.9
Bulk
Canada	1.5	0.4
Australia	1.0	2.3
Other International	0.7	3.8

Total International MI	$20.8	$28.2

Payment Protection	$0.7	$0.6

International earnings increased 10 percent to $160 million reflecting solid performance from established platforms. The mortgage insurance unearned premium reserve increased 21 percent to $3.4 billion. Flow NIW was lower in each platform reflecting a combination of factors including global liquidity constraints, cautious lender origination stances towards high loan-to-value (LTV) lending, slowing of some economies and proactive actions taken by Genworth to limit targeted exposures and underwriting risks. Given these factors, flow NIW is expected to be below 2007 levels for the remainder of the year.

In Canada, earnings grew 15 percent driven by strong revenue growth, partially offset by increased losses from seasoning of larger blocks in a slowing home price appreciation environment. Flow NIW declined 30 percent as a result of lower levels of high LTV mortgage originations during the quarter. Strong historical levels of home price appreciation have created affordability challenges particularly among first time homebuyers. In addition, product and underwriting guideline changes were made during the quarter in view of the economic outlook, which also reduced sales.

In Australia, earnings increased 11 percent from strong revenue growth and lower losses, partially offset by a higher tax rate. The loss ratio declined both sequentially and year over year to 41 percent reflecting actions taken to improve experience with select distribution relationships. Flow NIW declined 17 percent, from a modest decline in mortgage originations and reduced levels of mortgage securitizations. The prior year quarter also included a NIW catch-up benefit of about $1 billion from a delay in client sales reporting.

Other international mortgage insurance earnings were break-even, a reduction of $3 million from the prior year, reflecting slower expansion in newer markets and increased loss reserves in Spain. Several risk management actions have been taken in Spain, which represents about two percent of international risk in force, reflecting market and economic conditions as well as tightening liquidity. Flow NIW decreased 59 percent reflecting declining new business in Europe where the company has taken a conservative stance. In addition, regulatory delays or limitations have slowed some new country new business efforts.

Payment protection earnings increased 14 percent to $38 million from strong revenue growth partially offset by higher taxes. Total payment protection sales remained relatively flat. Sales in established regions, outside of the U.K. and Ireland, grew 10 percent. In the U.K. and Ireland, sales declined, reflecting flat levels of consumer lending and lower single-premium sales pending anticipated clarifications of related new business regulations. Structured transaction sales grew 47 percent, primarily with lenders in Canada.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q1 08	Q1 07
Net Operating Income (Loss)	$(36)	$65

Primary Insurance In Force (in billions)	$166.7	$120.5

Primary Risk In Force (in billions)	$33.9	$24.0

Primary Sales (in billions)
Flow	$15.0	$6.9
Bulk	0.1	6.1

Total Primary Sales	$15.1	$13.0

U.S. Mortgage Insurance had a $36 million net operating loss in the quarter. Strong 27 percent revenue growth was more than offset by higher incurred losses. Sequentially, reserves increased $175 million primarily from higher average flow reserve per delinquency and a 14 percent increase in delinquencies from the fourth quarter. Underlying factors impacting the reserve build included increases centered around loss development associated with the 2007 book year mortgages, alternative products such as Alt-A and A minus, high loan balance states concentrated in Florida, and prime bulk products.

Paid claims were $84 million before taxes in the first quarter. This reflects a $46 million increase from the first quarter of 2007 and $19 million sequentially. The average paid claim was $42,400, up from $32,200 a year ago, reflecting higher loan balances in recent book years and a shift of claims to higher loan balance states.

Lender captive reinsurance provided $19 million of benefit before taxes during the quarter, primarily related to the 2006 book year. Movement toward attachment of both the 2006 and 2007 book years accelerated during the quarter and, as a result, lender captive reinsurance benefits are expected to increase in the latter half of 2008 and 2009. Significant resources and initiatives are dedicated to active management of in force business given the challenging housing market. These efforts include increased customer outreach and loss mitigation efforts to help keep borrowers in their homes.

Flow NIW more than doubled to $15.0 billion from strong mortgage insurance market penetration. Flow persistency increased to 83 percent from 78 percent a year ago. Strong persistency and NIW resulted in a 41 percent increase in flow risk in force. Prime bulk NIW was minimal during the quarter, as the market has contracted. During the quarter, Genworth announced exits from Alt-A, and A minus loans, and in April, has announced further restrictions on interest only loans as well as loans with LTV greater than 90 percent in declining markets. On April 24th, Genworth announced an approximately 20 percent rate increase on its flow business.

Corporate and Other

Corporate and Other (in millions)	Q1 08	Q1 07
Net Operating Loss	$(42)	$(33)

The Corporate and Other net operating loss was driven by $16 million of additional tax expense, partially offset by lower expenses and higher investment income. Additional tax benefits in future quarters are expected to bring Genworth’s total effective tax rate based upon operating income to between 28 percent and 29 percent for the full year.

Investments & Hedging

First quarter net investment losses of $128 million, net of tax and other offsets, included $121 million of impairments, $75 million of which related to sub-prime and Alt-A residential mortgage and asset-backed securities, net of tax. The impairments of the sub-prime and Alt-A securities were nearly all related to securities rated A and below, and were the result of adverse changes in the present value of estimated cash flows of the underlying collateral. These changes are required to be reported as impairment losses valued at estimated fair market values as of March 31, 2008, and reflect a highly illiquid market for such securities.

Retirement income fee-based net income included a $13 million decline from hedge ineffectiveness related to volatility in the equity markets. Hedging is used to manage the risk associated with living benefit guarantees for the income distribution series products.

Stockholders’ Equity

Stockholders’ equity as of March 31, 2008 was $12.7 billion, or $29.41 per share, compared with $13.3 billion, or $30.43 per share, as of March 31, 2007. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of March 31, 2008 was $12.8 billion, or $29.49 per share, compared with $12.2 billion, or $27.89 per share, as of March 31, 2007.

Share Repurchases

The company repurchased $76 million, or approximately 3 million shares, during the first quarter under its current program.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading public Fortune 500 global financial security company. Genworth has $114 billion in assets and employs approximately 7,000 people in 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of over 15 million customers. Genworth operates through three segments: Retirement and Protection, International and U.S. Mortgage Insurance. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit genworth.com.

Conference Calls and Financial Supplement Information

This press release and the first quarter 2008 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on April 25 from 9 a.m. to 10 a.m. (ET) to discuss the quarter’s results and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s April 25 conference call is 1-877-548-7907 or 1-719-325-4853 (outside the U.S.), passcode 6628614. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 1-888-203-1112 or 1-719-457-0820 (outside the U.S.) passcode 6628614. The replay will be available through May 9, 2008.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled "net operating income." The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income. The company defines net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income in accordance with GAAP, the company believes that net operating income, and measures that are derived from or incorporate net operating income, are appropriate measures that are useful to investors because they identify the income attributable to the ongoing operations of the business. However, net operating income should not be viewed as a substitute for GAAP net income. In addition, the company's definition of net operating income may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income for the periods presented in this press release other than a $14 million after-tax expense recorded in the first quarter of 2007 related to reorganization costs. The table at the end of this press release reflects net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income for the three months ended March 31, 2008 and 2007.

Due to the unpredictable nature of the items excluded from the company's definition of net operating income, the company is unable to reconcile its outlook for net operating income to net income presented in accordance with GAAP.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as "sales," which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable annuity products; (3) gross and net flows for the wealth management business which represent gross flows net of redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we can earn a fee for administrative services only business, for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company's operating performance because they represent measures of new sales of insurance policies or contracts during a specified period, rather than measures of the company's revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in-force for the life insurance, international mortgage insurance and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in-force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, legal or regulatory investigations or actions, political or economic instability, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a disease pandemic;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks as a result of an announced rate increase on certain in-force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long term care insurance to increase as the company expects;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, deterioration in economic conditions or decline in home price appreciation, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is lower than the company expects;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance (such as simultaneous second mortgages) and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, legal actions under Real Estate Settlement Practices Act, and potential liabilities in connection with the company’s U.S. contract underwriting services; and

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Kelly Groh, 804 281.6321
kelly.groh@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2008	2007
Revenues:
Premiums	$1,717	$1,511
Net investment income	1,002	984
Net investment gains (losses)	(226)	(19)
Insurance and investment product fees and other	260	234

Total revenues	2,753	2,710

Benefits and expenses:
Benefits and other changes in policy reserves	1,401	1,067
Interest credited	345	385
Acquisition and operating expenses, net of deferrals	528	489
Amortization of deferred acquisition costs and intangibles	203	213
Interest expense	112	107

Total benefits and expenses	2,589	2,261

Income from continuing operations before income taxes	164	449
Provision for income taxes	48	135

Income from continuing operations	116	314
Income from discontinued operations, net of taxes	—	10

Net income	$116	$324

Earnings from continuing operations per common share:
Basic	$0.27	$0.71

Diluted	$0.27	$0.69

Earnings per common share:
Basic	$0.27	$0.74

Diluted	$0.27	$0.71

Weighted-average common shares outstanding:
Basic	433.6	441.0

Diluted	436.8	455.0

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2008	2007
Net operating income:
Retirement and Protection segment	$162	$185
International segment	160	123
U.S. Mortgage Insurance segment	(36)	65
Corporate and Other	(42)	(33)

Net operating income	244	340
Net investment gains (losses), net of taxes and other adjustments	(128)	(12)
Expenses related to reorganization, net of taxes	—	(14)

Income from continuing operations	116	314
Income from discontinued operations, net of taxes	—	10

Net income	$116	$324

Earnings per common share:
Basic	$0.27	$0.74

Diluted	$0.27	$0.71

Net operating earnings per common share:
Basic	$0.56	$0.77

Diluted	$0.56	$0.75

Weighted-average common shares outstanding:
Basic	433.6	441.0

Diluted	436.8	455.0